UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2013  (March 29, 2013)

Cardtronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (832-308-4000)

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure, election, or appointment of directors or officers; compensatory arrangements of officers

On March 29, 2013,  the Compensation Committee (the “Committee”) of the Board of Directors of Cardtronics, Inc. (the “Company”) approved the Company’s 2013 Long Term Incentive Plan (the “2013 LTIP”) and made grants of Restricted Stock Units under the 2013 LTIP (“Awards”).   The purpose of the 2013 LTIP is to provide a means through which the Company (i) can attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its affiliates.  Awards granted under the 2013 LTIP will be governed by the terms and conditions of the 2007 Amended & Restated Stock Incentive Plan (the “2007 Plan”).

The Awards will be comprised of 25% Time-Restricted Stock Units and 75% Performance-Restricted Stock Units. Time-Restricted Stock Units will be deemed earned as of the issue date, but not convertible into the Company’s common stock until the passage of the vesting periods which are 24, 36, and 48 months from January 31, 2013. Performance-Restricted Stock Units will be earned only if the Company achieves certain performance levels during 2013, which the Committee selected for 2013 to be based on revenue and adjusted earnings per share.    Actual Earned Awards granted under the Performance-Restricted Stock Unit awards will be calculated based on the Company’s actual performance for the established metrics relative to the targets set by the Committee and will then be subject to the same time-based vesting restrictions as the Time-Restricted Stock Units.

For 2013,  the Committee has set an Award pool of 371,270 Restricted Stock Units for the 2013 LTIP.

The foregoing description of the 2013 LTIP is qualified in its entirety by reference to the 2013 LTIP, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Cardtronics, Inc. 2013 Long Term Incentive Plan, dated March 29, 2013

10.2 Form of Restricted Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardtronics, Inc.
(Registrant)

April 4, 2013	/s/ j. chris brewster
(Date)	J. Chris Brewster
Chief Financial Officer